Exhibit 99.1

Allbritton Communications Company Announces Results Of Its Previously Announced Tender Offer For Any And All Of Its Outstanding 8% Senior Notes Due May 15, 2018 And Redemption Of Remaining Notes Outstanding

ARLINGTON, Va., July 31, 2014 /PRNewswire/ — Allbritton Communications Company (“ACC”) announced today the tender results for its previously announced tender offer (the “Tender Offer”) for any and all of its outstanding 8% Senior Notes due May 15, 2018 (the “Notes”). As of 5:00 p.m., New York City time, on July 30, 2014, Notes representing approximately 99.92% of the then-outstanding principal amount of Notes had been tendered. ACC has exercised its option to accept for payment and settle $454,640,000 of Notes. The Tender Offer was conducted in conjunction with the sale by the Allbritton family of the stock of Perpetual Corporation, ACC’s parent corporation, to Sinclair Broadcast Group, which sale is expected to be completed today.

In addition, ACC announced today that it has delivered notice to the holders of all of its remaining outstanding Notes of its intention to redeem any and all of the Notes pursuant to the Indenture governing the Notes. The redemption price for the Notes will be 104% of the outstanding principal amount of the Notes. ACC intends to accomplish a satisfaction and discharge of the Indenture by irrevocably depositing today with the trustee for the Notes funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes.

This press release is not an offer to sell any securities and it is not soliciting an offer to buy any securities. ACC has neither obtained any commitments to purchase, nor entered into any agreements, to sell any securities.

About ACC

ACC is an Arlington, Virginia-based communications company that owns and operates through subsidiaries and affiliates, seven ABC Network stations serving approximately 5% of total U.S. viewers. Also included is the 24-hour, local news service in Washington-Virginia-Maryland, NewsChannel 8. Owned by the Allbritton family since 1976, ACC has been in the forefront of industry change including cable news, digital conversion and multiplatform programming.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements.” These forward-looking statements represent ACC’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of ACC’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, ACC does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

CONTACT: Stephen P. Gibson, 703-647-8700